UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2024

ETHEMA HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

950 Evernia Street, West Palm Beach, Florida 33401
(Address of principal executive offices)

(416) 500-0020
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Edgewater Recovery Centers, LLC

On July 10, 2024 the Company finalized the execution of a letter of intent and a management agreement with respect to the assets and operations of Edgewater Recovery Center LLC of Morehead Kentucky attached hereto as Exhibit 10.01. The purchase agreements will be for the shares and/or assets of Edgewater Recovery Centers, LLC (“ETC”), ERC Investments, LLC (“ERC”), JDE Properties, LLC (“JDE”), and New Journey LLC (“NJ”) as follows:

NJ:	The purchase price for NJ including cash, accounts receivable and real property at 721 White Street, Morehead, KY and not including any liabilities, not limited to, but including property taxes or income taxes, other than the mortgage loan against the property will be $1.00.

JDE:	The purchase price for JDE including cash, accounts receivable and real property at 164, 166 and 168 Maple Street, 1135 Rodburn Road, 214 Jackson Road, 70 Brandywine Lane and 1800 Rice Road, all in Morehead, KY and not including any liabilities, not limited to, but including property taxes and income taxes, other than mortgages and loans registered against the properties will be $1.00 plus an agreement to transfer the real property at 70 Brandywine Lane and 1800 Rice Road from JDE to the Seller, together with an assumption of mortgages against those properties.

ERC:	The purchase price for the ERC business including cash accounts receivable and real property at 1111 US 60 West and 425, 435 and 445 Clinic Drive, all in Morehead KY and not including any liabilities, not limited to, but including property taxes and income taxes, other than mortgage and loans against those properties, will be $2,600,000 paid by the issuance of a 6% interest Seller Note in the principal amount of $2,600,000 amortized over 25 years with a term of 7 years collateralized behind the existing mortgages on the ERC properties. Principal and interest payment on the $2,600,000 note, of $16,751.84 will be paid monthly and will take effect upon the Closing Date. From and after the Effective Date and until the Closing Date, ETC will pay $13,000.00 (an amount equal to 6% interest on $2,600,000) per month to the Seller. The first payment of $13,000.00 will be made 30 days after the Effective Date.

ETC:	The purchase for the Business will include cash, accounts receivable and all assets of the business. The assumed liabilities will only be accounts payable for expenses of the Business from The Effective Date forward. All other liabilities other than debts to the Lenders, The Justice Department and the Seller will not be assumed. The purchase price for the Business will be $250,000.00 to be directed towards payment of legal fees and brokerage fees.

The Management Agreement will have an Effective Date of July 15, 2024.

Item 3.02 Unregistered sale of Equity Securities.

On July 12, 2024 the Company CEO and his spouse converted a total debt of $2,000,000.00 into 4 billion shares of restricted common stock of the Company at the price of $0.0005 per share. The debt was non-interest bearing and aged from 0 to 7 years old. A portion of the converted debt was due to Management fees that the CEO was entitled to under a management agreement for the Company subsidiary ARIA, bur deferred due to cash flow constraints. The former owner partner had been paid management fees of 420,000 from 2021 to the end of 2023 which is the same amount that the CEO was entitled to but deferred. That amount was recorded in the books of the Company on July 10, 2024 and converted to stock on July 12, 2024. The balance of debt converted between the CEO and his spouse was from cash injections into the company and Real Estate assets sold to the company. The Company CEO converted 1,500,000 of his debt and his spouse converted 500,000 of her debt. The Share purchase agreement is attached hereto as Exhibit 10.02.

Item	9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No. Description

10.01       Letter of Intent July 8, 2024

10.02       Management Agreement Completed July 10, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2024

By: /s/ Shawn E. Leon

Name: Shawn E. Leon

Title: CEO